Exhibit 99.1

Global Medical REIT Announces Third Quarter 2023 Financial Results

Year-to-Date Completed Three Dispositions Generating Aggregate Gross Proceeds of $80.5 million Resulting in an Aggregate Gain of $15.6 Million

Bethesda, MD – November 6, 2023 – (BUSINESS WIRE) – Global Medical REIT Inc. (NYSE: GMRE) (the “Company” or “GMRE”), a net-lease medical office real estate investment trust (REIT) that acquires healthcare facilities and leases those facilities to physician groups and regional and national healthcare systems, today announced financial results for the three and nine months ended September 30, 2023 and other data.

Jeffrey M. Busch, Chairman, Chief Executive Officer and President stated, “During the third quarter, we continued to produce consistent results highlighting the high quality of our portfolio and the stability of our tenant base. During the quarter, we sold a medical office building for gross proceeds of $10.1 million, achieving a cap rate of 5.3%. Including this sale, year-to-date we have completed three dispositions generating gross proceeds of $80.5 million at a weighted average cap rate of 6.3%, resulting in an aggregate gain of $15.6 million, with the net proceeds used to reduce our variable rate debt. Looking ahead to the remainder of the year, we will continue to remain prudent as the transaction market evolves, and with our sufficient liquidity we are well-prepared to seize acquisition opportunities when spreads become attractive to support accretive growth.”

Third Quarter 2023 Highlights

•	Net income attributable to common stockholders was $3.1 million, or $0.05 per diluted share, as compared to $8.1 million, or $0.12 per diluted share, in the comparable prior year period.
•	Funds from Operations (“FFO”) of $15.3 million, or $0.22 per share and unit, as compared to $16.2 million, or $0.23 per share and unit, in the comparable prior year period.
•	Adjusted Funds from Operations (“AFFO”) of $16.5 million, or $0.23 per share and unit, as compared to $17.1 million, or $0.25 per share and unit, in the comparable prior year period.
•	Total revenue increased slightly year-over-year to $35.5 million, primarily driven by the Company’s acquisition activity during the comparable prior year period and the performance of its portfolio, partially offset by the impact of property dispositions.
•	Sold a medical office building located in North Charleston, South Carolina at a cap rate of 5.3%, receiving gross proceeds of $10.1 million, resulting in a gain of $2.3 million.
•	Portfolio leased occupancy was 96.7% at September 30, 2023.

Nine Month 2023 Highlights

•	Net income attributable to common stockholders was $15.6 million, or $0.24 per diluted share, as compared to $13.0 million, or $0.20 per diluted share, in the comparable prior year period.
•	FFO of $45.1 million, or $0.64 per share and unit, as compared to $48.6 million, or $0.70 per share and unit, in the comparable prior year period.
•	AFFO of $48.4 million, or $0.69 per share and unit, as compared to $51.5 million, or $0.74 per share and unit, in the comparable prior year period.
•	Increased total revenue 7.0% year-over-year to $108.1 million, primarily driven by the Company’s acquisition activity during the comparable prior year period and the performance of its portfolio, partially offset by the impact of property dispositions.
•	Through September 30, 2023, completed the acquisition of two medical office buildings in Redding, California, encompassing 18,698 square feet, for a purchase price of $6.7 million and a cap rate of 7.6%.
•	Through September 30, 2023, inclusive of the North Charleston disposition, completed three dispositions at a weighted average cap rate of 6.3% that generated aggregate gross proceeds of $80.5 million, resulting in an aggregate gain of $15.6 million.

Financial Results

Rental revenue for the third quarter 2023 increased slightly year-over-year to $35.5 million, reflecting the Company’s acquisition activity during the comparable prior year period and the performance of its portfolio, partially offset by the impact of property dispositions. Third quarter 2023 rental revenue included $5.3 million of net lease expense recoveries, compared to $5.0 million in the comparable prior year period.

Total expenses for the third quarter increased modestly to $33.0 million, compared to $32.1 million for the comparable prior year period, primarily reflecting higher operating and general and administrative expenses.

Interest expense for the third quarter was $7.2 million, compared to $7.0 million for the comparable prior year period. This change reflects the impact of increased interest rates compared to the prior year period.

Net income attributable to common stockholders for the third quarter totaled $3.1 million, or $0.05 per diluted share, compared to $8.1 million, or $0.12 per diluted share, in the comparable prior year period.

The Company reported FFO of $15.3 million, or $0.22 per share and unit, and AFFO of $16.5 million, or $0.23 per share and unit, for the third quarter of 2023, compared to FFO of $16.2 million, or $0.23 per share and unit, and AFFO of $17.1 million, or $0.25 per share and unit, in the comparable prior year period.

Investment Activity

During the third quarter of 2023, the Company completed the sale of a medical office building located in North Charleston, South Carolina, at a cap rate of 5.3%, receiving gross proceeds of $10.1 million, resulting in a gain of $2.3 million.

Portfolio Update

As of September 30, 2023, the Company’s portfolio was 96.7% occupied and comprised of 4.7 million leasable square feet with an annualized base rent of $111.4 million. As of September 30, 2023, the weighted average lease term for the Company’s portfolio was 5.7 years with weighted average annual rental escalations of 2.1%, and the Company’s portfolio rent coverage ratio was 4.2 times.

Balance Sheet and Capital

At September 30, 2023, total debt outstanding, including outstanding borrowings on the credit facility and notes payable (both net of unamortized debt issuance costs), was $617.6 million and the Company’s leverage was 44.2%. As of September 30, 2023, the Company’s total debt carried a weighted average interest rate of 3.78% and a weighted average remaining term of 3.1 years.

As of November 6, 2023, the Company’s borrowing capacity under the credit facility was $318 million.

The Company did not issue any shares of common stock under its ATM program during the third quarter of 2023 or from October 1, 2023 through November 6, 2023.

Dividends

On September 8, 2023, the Board of Directors (the “Board”) declared a $0.21 per share cash dividend to common stockholders and unitholders of record as of September 22, 2023, which was paid on October 10, 2023, representing the Company’s third quarter 2023 dividend payment. The Board also declared a $0.46875 per share cash dividend to holders of record as of October 15, 2023 of the Company’s Series A Preferred Stock, which was paid on October 31, 2023. This dividend represented the Company’s quarterly dividend on its Series A Preferred Stock for the period from July 31, 2023 through October 30, 2023.

SUPPLEMENTAL INFORMATION

Details regarding these results can be found in the Company’s supplemental financial package available on the Investor Relations section of the Company’s website at http://investors.globalmedicalreit.com/.

CONFERENCE CALL AND WEBCAST INFORMATION

The Company will host a live webcast and conference call on Tuesday, November 7, 2023 at 9:00 a.m. Eastern Time. The webcast is located on the “Investor Relations” section of the Company’s website at http://investors.globalmedicalreit.com/.

To Participate via Telephone:

Dial in at least five minutes prior to start time and reference Global Medical REIT Inc.

Domestic: 1-877-704-4453

International: 1-201-389-0920

Replay:

An audio replay of the conference call will be posted on the Company’s website.

NON-GAAP FINANCIAL MEASURES

General

Management considers certain non-GAAP financial measures to be useful supplemental measures of the Company's operating performance. For the Company, non-GAAP measures consist of Earnings Before Interest, Taxes, Depreciation and Amortization for Real Estate (“EBITDAre” and “Adjusted EBITDAre”), FFO and AFFO. A non-GAAP financial measure is generally defined as one that purports to measure financial performance, financial position or cash flows, but excludes or includes amounts that would not be so adjusted in the most comparable measure determined in accordance with GAAP.  The Company reports non-GAAP financial measures because these measures are observed by management to also be among the most predominant measures used by the REIT industry and by industry analysts to evaluate REITs. For these reasons, management deems it appropriate to disclose and discuss these non-GAAP financial measures.

The non-GAAP financial measures presented herein are not necessarily identical to those presented by other real estate companies due to the fact that not all real estate companies use the same definitions. These measures should not be considered as alternatives to net income, as indicators of the Company's financial performance, or as alternatives to cash flow from operating activities as measures of the Company's liquidity, nor are these measures necessarily indicative of sufficient cash flow to fund all of the Company's needs. Management believes that in order to facilitate a clear understanding of the Company's historical consolidated operating results, these measures should be examined in conjunction with net income and cash flows from operations as presented elsewhere herein.

FFO and AFFO

FFO and AFFO are non-GAAP financial measures within the meaning of the rules of the United States Securities and Exchange Commission (“SEC”). The Company considers FFO and AFFO to be important supplemental measures of its operating performance and believes FFO is frequently used by securities analysts, investors, and other interested parties in the evaluation of REITs, many of which present FFO when reporting their results. In accordance with the National Association of Real Estate Investment Trusts’ (“NAREIT”) definition, FFO means net income or loss computed in accordance with GAAP before noncontrolling interests of holders of OP units and LTIP units, excluding gains (or losses) from sales of property and extraordinary items, less preferred stock dividends, plus real estate-related depreciation and amortization (excluding amortization of debt issuance costs and the amortization of above and below market leases), and after adjustments for unconsolidated partnerships and joint ventures. Because FFO excludes real estate-related depreciation and amortization (other than amortization of debt issuance costs and above and below market lease amortization expense), the Company believes that FFO provides a performance measure that, when compared period-over-period, reflects the impact to operations from trends in occupancy rates, rental rates, operating costs, development activities and interest costs, providing perspective not immediately apparent from the closest GAAP measurement, net income or loss.

AFFO is a non-GAAP measure used by many investors and analysts to measure a real estate company’s operating performance by removing the effect of items that do not reflect ongoing property operations. Management calculates AFFO by modifying the NAREIT computation of FFO by adjusting it for certain cash and non-cash items and certain recurring and non-recurring items. For the Company these items include: (a) recurring acquisition and disposition costs, (b) loss on the extinguishment of debt, (c) recurring straight line deferred rental revenue, (d) recurring stock-based compensation expense, (e) recurring amortization of above and below market leases, (f) recurring amortization of debt issuance costs, (g) recurring lease commissions, and (h) other items.

Management believes that reporting AFFO in addition to FFO is a useful supplemental measure for the investment community to use when evaluating the operating performance of the Company on a comparative basis.

EBITDAre and Adjusted EBITDAre

We calculate EBITDAre in accordance with standards established by NAREIT and define EBITDAre as net income or loss computed in accordance with GAAP plus depreciation and amortization, interest expense, gain or loss on the sale of investment properties, and impairment loss, as applicable.

We define Adjusted EBITDAre as EBITDAre plus non-cash stock compensation expense, non-cash intangible amortization related to above and below market leases, preacquisition expense and other normalizing items. Management considers EBITDAre and Adjusted EBITDAre important measures because they provide additional information to allow management, investors, and our current and potential creditors to evaluate and compare our core operating results and our ability to service debt.

RENT COVERAGE RATIO

For purposes of calculating our portfolio weighted-average EBITDARM coverage ratio (“Rent Coverage Ratio”), we excluded credit-rated tenants or their subsidiaries for which financial statements were either not available or not sufficiently detailed. These ratios are based on the latest available information only. Most tenant financial statements are unaudited and we have not independently verified any tenant financial information (audited or unaudited) and, therefore, we cannot assure you that such information is accurate or complete. Certain other tenants (approximately 16% of our portfolio) are excluded from the calculation due to (i) lack of available financial information or (ii) small tenant size. Additionally, included within 16% of non-reporting tenants is Pipeline Healthcare, LLC, which was sold to Heights Healthcare in October 2023 and is being operated under new management. Additionally, our Rent Coverage Ratio adds back physician distributions and compensation. Management believes all adjustments are reasonable and necessary.

ANNUALIZED BASE RENT

Annualized base rent represents monthly base rent for September 2023, multiplied by 12 (or base rent net of annualized expenses for properties with gross leases). Accordingly, this methodology produces an annualized amount as of a point in time but does not take into account future (i) contractual rental rate increases, (ii) leasing activity or (iii) lease expirations. Additionally, leases that are accounted for on a cash-collected basis are not included in annualized base rent.

CAPITALIZATION RATE

The capitalization rate (“cap rate”) for an acquisition is calculated by dividing current Annualized Base Rent by contractual purchase price. For the portfolio capitalization rate, certain adjustments, including for subsequent capital invested, are made to the contractual purchase price.

FORWARD-LOOKING STATEMENTS

Certain statements contained herein may be considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and it is the Company’s intent that any such statements be protected by the safe harbor created thereby. These forward-looking statements are identified by their use of terms and phrases such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "plan," "predict," "project," "will," "continue" and other similar terms and phrases, including references to assumptions and forecasts of future results. Except for historical information, the statements set forth herein including, but not limited to, any statements regarding our earnings, our liquidity, our tenants’ ability to pay rent to us, expected financial performance (including future cash flows associated with new tenants or the expansion of current properties), future dividends or other financial items; any other statements concerning our plans, strategies, objectives and expectations for future operations and future portfolio occupancy rates, our pipeline of acquisition opportunities and expected acquisition activity, including the timing and/or successful completion of any acquisitions and expected rent receipts on these properties, our expected disposition activity, including the timing and/or successful completion of any dispositions and the expected use of proceeds therefrom, and any statements regarding future economic conditions or performance are forward-looking statements. These forward-looking statements are based on our current expectations, estimates and assumptions and are subject to certain risks and uncertainties. Although the Company believes that the expectations, estimates and assumptions reflected in its forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in any of the Company’s forward-looking statements. Additional information concerning us and our business, including additional factors that could materially and adversely affect our financial results, include, without limitation, the risks described under Part I, Item 1A - Risk Factors, in our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q, and in our other filings with the SEC. You are cautioned not to place undue reliance on forward-looking statements. The Company does not intend, and undertakes no obligation, to update any forward-looking statement.

Investor Relations Contact:

Stephen Swett

stephen.swett@icrinc.com

203.682.8377

GLOBAL MEDICAL REIT INC.

Condensed Consolidated Balance Sheets

(unaudited, and in thousands, except par values)

	As of
	September 30, 2023	December 31, 2022
Assets
Investment in real estate:
Land	$164,315	$168,308
Building	1,034,822	1,079,781
Site improvements	21,480	22,024
Tenant improvements	65,772	65,987
Acquired lease intangible assets	138,617	148,077
	1,425,006	1,484,177
Less: accumulated depreciation and amortization	(232,518)	(198,218)
Investment in real estate, net	1,192,488	1,285,959
Cash and cash equivalents	1,281	4,016
Restricted cash	6,331	10,439
Tenant receivables, net	7,527	8,040
Due from related parties	289	200
Escrow deposits	9,861	7,833
Deferred assets	26,748	29,616
Derivative asset	38,379	34,705
Goodwill	5,903	5,903
Other assets	13,713	6,550
Total assets	$1,302,520	$1,393,261

Liabilities and Equity
Liabilities:
Credit Facility, net of unamortized debt issuance costs of $7,617 and $9,253 at September 30, 2023 and December 31, 2022, respectively	$560,783	$636,447
Notes payable, net of unamortized debt issuance costs of $337 and $452 at September 30, 2023 and December 31, 2022, respectively	56,823	57,672
Accounts payable and accrued expenses	13,300	13,819
Dividends payable	16,055	15,821
Security deposits	3,913	5,461
Other liabilities	12,138	7,363
Acquired lease intangible liability, net	5,860	7,613
Total liabilities	668,872	744,196
Commitments and Contingencies
Equity:
Preferred stock, $0.001 par value, 10,000 shares authorized; 3,105 issued and outstanding at September 30, 2023 and December 31, 2022, respectively (liquidation preference of $77,625 at September 30, 2023 and December 31, 2022, respectively)	74,959	74,959
Common stock, $0.001 par value, 500,000 shares authorized; 65,565 shares and 65,518 shares issued and outstanding at September 30, 2023 and December 31, 2022, respectively	66	66
Additional paid-in capital	722,418	721,991
Accumulated deficit	(224,375)	(198,706)
Accumulated other comprehensive income	38,379	34,674
Total Global Medical REIT Inc. stockholders' equity	611,447	632,984
Noncontrolling interest	22,201	16,081
Total equity	633,648	649,065
Total liabilities and equity	$1,302,520	$1,393,261

GLOBAL MEDICAL REIT INC.

Condensed Consolidated Statements of Operations

(unaudited, and in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Revenue
Rental revenue	$35,487	$35,347	$108,003	$100,877
Other income	20	59	85	100
Total revenue	35,507	35,406	108,088	100,977

Expenses
General and administrative	4,367	3,961	12,633	12,494
Operating expenses	7,231	6,679	21,989	18,050
Depreciation expense	10,100	10,128	31,062	29,428
Amortization expense	4,095	4,287	12,828	12,202
Interest expense	7,170	6,963	23,909	17,166
Preacquisition expense	—	112	44	242
Total expenses	32,963	32,130	102,465	89,582

Income before gain on sale of investment properties	2,544	3,276	5,623	11,395
Gain on sale of investment properties	2,289	6,753	15,560	6,753

Net income	$4,833	$10,029	$21,183	$18,148
Less: Preferred stock dividends	(1,455)	(1,455)	(4,366)	(4,366)
Less: Net income attributable to noncontrolling interest	(240)	(517)	(1,187)	(830)
Net income attributable to common stockholders	$3,138	$8,057	$15,630	$12,952

Net income attributable to common stockholders per share – basic and diluted	$0.05	$0.12	$0.24	$0.20

Weighted average shares outstanding – basic and diluted	65,565	65,518	65,545	65,443

Global Medical REIT Inc.

Reconciliation of Net Income to FFO and AFFO

(unaudited, and in thousands, except per share and unit amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Net income	$4,833	$10,029	$21,183	$18,148
Less: Preferred stock dividends	(1,455)	(1,455)	(4,366)	(4,366)
Depreciation and amortization expense	14,161	14,387	43,796	41,547
Gain on sale of investment properties	(2,289)	(6,753)	(15,560)	(6,753)
FFO	$15,250	$16,208	$45,053	$48,576
Amortization of above market leases, net	234	221	812	735
Straight line deferred rental revenue	(721)	(1,018)	(2,363)	(3,245)
Stock-based compensation expense	1,185	1,039	3,020	3,615
Amortization of debt issuance costs and other	593	571	1,795	1,600
Preacquisition expense	—	112	44	242
AFFO	$16,541	$17,133	$48,361	$51,523

Net income attributable to common stockholders per share – basic and diluted	$0.05	$0.12	$0.24	$0.20
FFO per share and unit	$0.22	$0.23	$0.64	$0.70
AFFO per share and unit	$0.23	$0.25	$0.69	$0.74

Weighted Average Shares and Units Outstanding – basic and diluted	70,566	69,725	70,262	69,554

Weighted Average Shares and Units Outstanding:
Weighted Average Common Shares	65,565	65,518	65,545	65,443
Weighted Average OP Units	2,244	1,668	2,020	1,669
Weighted Average LTIP Units	2,757	2,539	2,697	2,442
Weighted Average Shares and Units Outstanding – basic and diluted	70,566	69,725	70,262	69,554

Global Medical REIT Inc.

Reconciliation of Net Income to EBITDAre and Adjusted EBITDAre

(unaudited, and in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Net income	$4,833	10,029	21,183	18,148
Interest expense	7,170	6,963	23,909	17,166
Depreciation and amortization expense	14,195	14,415	43,890	41,630
Gain on sale of investment properties	(2,289)	(6,753)	(15,560)	(6,753)
EBITDAre	$23,909	$24,654	$73,422	$70,191
Stock-based compensation expense	1,185	1,039	3,020	3,615
Amortization of above market leases, net	234	221	812	735
Preacquisition expense	—	112	44	242
Adjusted EBITDAre	$25,328	$26,026	$77,298	$74,783